Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-141869 and No. 333-159404) and on Form S-3 (No. 333-150991) of NYSE Euronext of our report dated February 25, 2011 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Annual Report on Form 10-K.
/s/ PricewaterhouseCoopers LLP
New York, New York
February 25, 2011